PRESS RELEASE

Email:  INFO@CONTINENTALENERGY.COM

Web:  WWW.CONTINENTALENERGY.COM

Symbol:  OTC-BB:  CPPXF

Farm Out Terminated

Langley, BC, Canada:  DECEMBER 4, 2003 – CONTINENTAL ENERGY CORPORATION (“Continental”, OTC-BB: CPPXF) announced that together with other shareholders it has terminated a March 3, 2003 farm out agreement with China Wisdom International (HK) Ltd. (“China Wisdom”) in accordance with the termination provisions of that agreement. The farm out agreement involved the Company's Bengara-II Block exploration property in East Kalimantan, Indonesia. The farm out was terminated due to China Wisdom's failure to perform drilling obligations under the agreement. Approximately US$ 630,000 cash already advanced by China Wisdom to the company's Continental-Wisdom-GeoPetro (Bengara-II) Ltd. operating unit is forfeited by China Wisdom with the termination.

In accordance with the termination provisions of the farm out agreement, from December 1, 2003 Continental's share of the Bengara-II Block property shall be restored to 60% and the share of its partner in the Bengara-II Block, GeoPetro Resources Company of San Francisco shall be restored to 40%.

Continental Energy Corporation is a small exploration company with world class properties focusing its efforts on discovering major reserves in Indonesia. Continental owns interests in three oil and gas concessions covering 3 million acres in Indonesia, the Bengara-II Block and the Bangkudulis Block and the Yapen Block.

On behalf of the Company,

“Original Signed by Gary R. Schell”

Gary R. Schell, Director

No securities regulatory authority has either approved or disapproved the contents of this news release.

Certain matters discussed within this press release are forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Although Continental believes the expectations reflected in such forward-looking statements including reserves estimates, production forecasts, feasibility reports and economic evaluations are based on reasonable expectations and assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Continental's periodic filings with the US Securities Exchange Commission.

For more info please contact Craig Doctor,  Investor Relations, 604-278-4656 or

 Gary Schell, Director,  at the Company’s Headquarters, 21795 64th Avenue, Langley, BC, V2Y-2N, BC, 604-532-6066.

No securities regulatory authority has either approved or disapproved the contents of this news release.

Certain matters discussed within this press release are forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Although Continental believes the expectations reflected in such forward-looking statements including reserves estimates, production forecasts, feasibility reports and economic evaluations are based on reasonable expectations and assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Continental's periodic filings with the US Securities Exchange Commission.

For more info please contact Craig Doctor,  Investor Relations, 604-278-4656 or Advisors, Alex Tassos & Associates 760-737-7000

Or Gary Schell, Director, at the Company’s Headquarters, 21795 64th Avenue, Langley, BC, V2Y-2N, BC, 604-532-6066.